Exhibit 99.3

Consent to be Named as a Director

In connection with the filing by Twenty One Capital, Inc. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Twenty One Capital, Inc. following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

By:	/s/ Robert “Bo” Hines
	Name:	Robert “Bo” Hines

Date: September 12, 2025